News from Trans-Lux
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110 Richards Avenue, Norwalk, CT  06854  203-853-4321




FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
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203.853.4321


             TRANS-LUX ANNOUNCES ANNUAL AND FOURTH QUARTER RESULTS

NORWALK, CT, April 1, 2008 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the fourth quarter and year ended December 31, 2007. Trans-Lux President and Co-Chief Executive Officer Michael
R. Mulcahy made the announcement.

Year Ended December 31, 2007
Revenues for 2007 totaled $51.2 million, compared with $53.9 million in 2006. Net loss totaled $5.1 million ($-2.43 per share), compared with a loss of $1.6 million ($-1.31 per share) in the prior year. The net loss included a one-time, non-cash, non-tax deductible charge of $1.5 million relating to the successful Exchange Offer in the first quarter; a $1.0 million non-cash charge for a tax valuation allowance in the fourth quarter; a $0.4 million non-cash charge in the Company's pension plan also in the fourth quarter; and a $0.3 million charge for foreign currency translation. Continued reduction in recurring rental and maintenance revenues also negatively impacted results. Cash flow, as defined by EBITDA, was also lower at $8.1 million, in comparison to $10.5 million in 2006.

"The investments we made in new engineering developments and enhancements to key products during 2007 will enable us to continue pursuing growth opportunities in 2008, particularly in the Outdoor display market and exciting digital billboard sector," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "We are pleased by the continued profitable performance of our Entertainment/real estate division, and plans are in place for continued expansion of our theatre business. At the same time, we are committed to containing operating costs."

As previously reported, during the third quarter the Company entered into two new building leases to relocate its principal executive offices to new quarters in Norwalk and its engineering and manufacturing facility to Stratford, Connecticut. The move will be complete in May of 2008 and will help lower operating costs in the future. The Company also identified additional ways to increase operational efficiencies throughout the organization.

Fourth Quarter 2007
Trans-Lux reported fourth quarter revenues of $11.6 million, down from $13.2 million in 2006. The Company reported a net loss for the quarter of $2.1 million (-$0.92 per share), compared with a net loss of $242,000 (-$0.19 per share) in the fourth quarter of 2006. Cash flow, as defined by EBITDA, was $1.1 million for the quarter, compared with $2.3 million during the same period in 2006. The fourth quarter results reflect the $1.0 million non-cash charge for a tax valuation allowance and a $0.4 million non-cash charge in the Company's pension plan.

Entertainment/Real Estate
The Entertainment/real estate division had another profitable year in 2007. Revenues increased 6% over 2006 despite higher operating expenses resulting from increases in federal and state minimum wages, as well as credit card fees. High grossing film sequels played an important role in propelling box office sales in 2007. A few highlights included: Spider-Man 3, Shrek the Third, Transformers, Pirates of the Caribbean: At World's End, Harry Potter and the Order of the Phoenix and I Am Legend.

The Company renegotiated a long-term finance agreement to fund an expansion of its cinema in northern New Mexico to ten screens, which is scheduled to open in spring 2008. In addition, plans are underway for the expansion of one of its multiplex cinemas in Durango, Colorado.

Display Division - Outdoor
To capitalize on the growth potential in the outdoor display market, the Company made significant investments in engineering and the development of enhanced products during the year. Resources were added at the Des Moines, Iowa facility and the outdoor display product line now includes larger LED arrays, smaller LED pixel sizes for higher resolutions and additional operational features to support the requirements of the high-end digital billboard market. As a result of these investments, financial results for the year decreased from 2006 levels.

The Company is also improving its LED Fuel PriceChanger systems to be more feature-rich for the growing petroleum market. New capabilities are being added to monitor the displays and remotely identify any operating anomalies, so clients will have the assurance that their most recent prices are displayed quickly, remotely and via the Internet. In addition, the full CaptiVue (TM) product line is being re-designed to improve manufacturing efficiencies and reduce costs while increasing quality and functionality.

The catalog scorecard business had a profitable year, although revenues were slightly behind 2006. Due to success of the U.S. national sponsorship program that was started in 2005, Trans-Lux created a new, comparable sponsorship program in Canada. This program expansion provides additional growth opportunities in a new geographic area. In addition, engineering resources were added to enhance the catalog sports product line.

Display Division - Indoor
The Indoor division experienced difficulty in the Company's traditional financial industry business as disconnects and non-renewal of existing long-term contracts resulting from office closings, consolidated operations and general cost cutting continue to have a negative impact on profitability. However, the Company did secure new business, including a significant contract from a major U.S. financial exchange to consolidate, upgrade and relocate its existing trading display system.

In other indoor markets, Trans-Lux is focusing on display system opportunities such as airports, corporate lobbies and other public facilities, both domestically and overseas.

Trans-Lux made significant gains in the gaming market throughout the year. The Company received its first order from a casino in Macau, which is now the second largest gaming center in the world. The Company also secured a number of orders for sports book systems and gaming displays from casinos in the U.S. and the Caribbean.

About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our web site at www.trans-lux.com.
                                                            -----------------

(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 5

                                  TRANS-LUX CORPORATION

                                   TABLE OF OPERATIONS
                                       (Unaudited)

<CAPTIONS>
                                                THREE MONTHS ENDED        YEAR ENDED
                                                    DECEMBER 31           DECEMBER 31
                                                ------------------     -----------------
(In thousands, except per share data)               2007      2006        2007      2006
                                                ------------------     -----------------
Revenues                                         $11,648   $13,155     $51,205   $53,911

Net loss                                          (2,129)     (242)     (5,095)   (1,647)

Calculation of EBITDA - add:
  Interest expense/debt conversion cost, net         880     1,079       5,120     4,228
  Income tax provision (benefit)                     300      (895)       (653)   (1,621)
  Depreciation and amortization                    2,089     2,398       8,771     9,543
                                                ------------------     -----------------
EBITDA (1)                                       $ 1,140   $ 2,340     $ 8,143   $10,503
                                                ==================     =================

Loss per share - basic and diluted               $ (0.92)  $ (0.19)    $ (2.43)  $ (1.31)

Average common shares outstanding:
  Basic and diluted                                2,307     1,260       2,098     1,260

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.